Exhibit 99.1

Cara Therapeutics Reports Second Quarter 2015 Financial Results

– Reported statistically-significant positive top-line results from Phase 2 trial for I.V. CR845 in uremic pruritus –

– Completed successful public offering of common stock, raising net proceeds of $75.1 million –

– First Pivotal trial for I.V. CR845 in acute pain on track to begin in 3Q’15 –

– Conference call today at 4:30 p.m. ET –

SHELTON, CONN., August 10, 2015 – Cara Therapeutics, Inc. (NASDAQ: CARA), a biotechnology company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting kappa opioid receptors, today announced financial results for the second quarter ended June 30, 2015, and provided a corporate update.

“Cara experienced a number of positive events following the close of the second quarter. We reported positive top-line data from our Phase 2 trial in uremic pruritus (UP) which now broadens the potential of our lead product candidate, I.V. CR845, to address an additional indication of significant unmet need beyond our lead clinical program in acute pain,” said Derek Chalmers, Ph.D., D.Sc., President and Chief Executive Officer of Cara Therapeutics. “We plan to meet with the U.S. Food and Drug Administration (FDA), before year end, to discuss a potential Phase 3 program for the UP indication which we would hope to initiate in the first half of 2016.

“In addition, we recently completed a successful follow-on offering, which significantly strengthens our balance sheet and we believe will provide the financial resources required to complete our Phase 3 programs for I.V. CR845 in both acute pain and UP indications, as well as the Phase 2 program for Oral CR845 in pain.”

Second Quarter and Recent Business/Corporate Highlights

•	In July, completed a public offering of 4,327,956 shares of common stock, including full exercise of underwriters’ option to purchase additional shares, at $18.60 per share, raising approximately $75.1 million in net proceeds after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

•	In July, reported positive top-line results from the double-blind, randomized, placebo-controlled Phase 2 trial of I.V. CR845 in moderate to severe uremic pruritus. CR845 achieved statistically-significant results on the primary endpoint of reducing worst itch intensity and on the secondary endpoint measuring quality of life improvements. There are currently no approved products in the United States for this condition.

•	In April, completed an End-of-Phase 2 meeting with the FDA to inform the design of the Company’s Phase 3 program for I.V. CR845 in acute pain.

•	In May, presented data from the Company’s I.V. CR845 acute pain program and hosted a Town Hall talk titled “Kappa Opioid Receptor Agonists (KORAs) – Moving Beyond Mu” at the American Pain Society’s 34th Annual Scientific Meeting.

•	In June, sponsored a symposium titled “New Analgesic and Abuse Deterrent Approaches: Kappa Opioid Receptor Agonists (KORAs)” at the College on Problems of Drug Dependence (CPDD) 77th Annual Meeting.

•	In June, presented data from the Company’s human abuse liability (HAL) study of I.V. CR845 at the 2015 International Conference on Opioids.

Expected Upcoming Milestones

•	Initiate I.V. CR845 adaptive pivotal trial in abdominal surgery in 3Q’15.

•	Initiate Phase 2a trial for Oral CR845 in OA (osteoarthritis) patients in 3Q’15.

•	Report top-line data from Phase 2a trial of Oral CR845 by the end of 2015.

•	Hold meeting with FDA to inform Registration program for I.V. CR845 in uremic pruritus before the end of 2015.

•	Application for orphan drug status and breakthrough designation for I.V. CR845 in uremic pruritus in 4Q’15.

Second Quarter 2015 Financial Results

Net Loss: Net loss was $5.7 million, or $0.25 per basic and diluted share, for the second quarter of 2015, compared to net loss of $3.6 million, or $0.16 per basic and diluted share for the same period of 2014.

Revenues: License and milestone fees revenue was $0 for the second quarter of 2015, compared to $302,000 for the same period of 2014, related to the license agreement with Maruishi Pharmaceutical Company Ltd. (Maruishi). Collaborative revenue was $874,000 for the second quarter of 2015, compared to $526,000 for the same period of 2014, comprising revenue that had been deferred upon entry into the Maruishi license agreement. Clinical compound revenue was $0 for the second quarter of 2015 compared to $132,000 for the same period of 2014, from the sale of clinical compound to Maruishi.

Research and Development (R&D) Expenses: R&D expenses were $4.7 million in the second quarter of 2015, compared to $3.2 million for the same period of 2014. The higher R&D expenses in the second quarter of 2015 were principally due to a net increase in direct preclinical studies and clinical trial costs, including consultant services, and increases in payroll and related costs, including stock option expense, associated with R&D personnel.

General and Administrative (G&A) Expenses: G&A expenses were $1.9 million in the second quarter of 2015, compared to $1.5 million in the same period of 2014. The increase in the second quarter of 2015 was primarily due to increases in professional fees, public/investor relations costs, and payroll and related costs, including stock option expense, mostly due to increases in headcount.

Interest Income: Interest income was $13,000 for the second quarter of 2015, compared to $56,000 for the same period of 2014.

Cash Position: At June 30, 2015, cash and cash equivalents were $43.2 million, compared to $47.4 million at March 31, 2015. The decrease was principally related to cash and cash equivalents used in operating activities during the second quarter of 2015. This total does not include the Company’s recent public offering of common stock, which raised approximately $75.1 million in net proceeds after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

Conference Call

Cara management will host a conference call today at 4:30 p.m. ET to discuss second quarter 2015 financial results and provide a business update.

To participate in the conference call, please dial 855-445-2816 (domestic) or 484-756-4300 (international) and refer to conference ID 98562782. A live webcast of the call can be accessed under “Events and Presentations” in the News & Investors section of the Company’s website at www.CaraTherapeutics.com.

An archived webcast recording will be available on the Cara website beginning approximately two hours after the call.

About Cara Therapeutics

Cara Therapeutics is a clinical-stage biotechnology company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting kappa opioid receptors. Cara is developing a novel and proprietary class of product candidates that target the body’s peripheral nervous system and have demonstrated efficacy in patients with moderate-to-severe pain without inducing many of the undesirable side effects typically associated with currently available pain therapeutics.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the expected timing for the Company’s clinical trials and the reporting of clinical trial results, the acceptability to the FDA of the Company’s proposed Phase 3 Program for I.V. CR845, the potential results of ongoing and planned clinical trials and future regulatory and development milestones for the Company’s product candidates, the timing of the Company’s planned meeting with the FDA regarding the Phase 3 program of I.V. CR845 in uremic pruritus, and the timing and acceptability of the proposed application for orphan drug status and breakthrough designation for I.V. CR845 in uremic pruritus. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Cara Therapeutics’ filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cara Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Financial tables follow

CARA THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
License and milestone fees revenue	$—	$302	$—	$302
Collaborative revenue	874	526	1,363	677
Clinical compound revenue	—	132	—	159

Total revenue	874	960	1,363	1,138

Operating expenses:
Research and development	4,684	3,200	8,069	5,401
General and administrative	1,922	1,472	3,744	2,870

Total operating expenses	6,606	4,672	11,813	8,271

Operating loss	(5,732)	(3,712)	(10,450)	(7,133)

Interest income	13	56	27	78

Loss before benefit from income taxes	(5,719)	(3,656)	(10,423)	(7,055)

Benefit from income taxes	35	11	50	27

Net loss	$(5,684)	$(3,645)	$(10,373)	$(7,028)

Net loss per share:
Basic and Diluted	$(0.25)	$(0.16)	$(0.45)	$(0.37)

Weighted average shares:
Basic and Diluted	22,828,612	22,608,324	22,818,601	19,150,412

CARA THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$43,191	$52,663
Income tax receivable	250	200
Prepaid expenses and other current assets	590	287

Total current assets	44,031	53,150
Property and equipment, net	1,710	2,084
Restricted cash	700	700

Total assets	$46,441	$55,934

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$3,150	$1,946
Deferred Revenue	89	1,452

Total current liabilities	3,239	3,398

Deferred lease obligation	732	874

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock	—	—
Common stock	23	23
Additional paid-in capital	133,021	131,840
Accumulated deficit	(90,574)	(80,201)

Total stockholders’ equity	42,470	51,662

Total liabilities and stockholders’ equity	$46,441	$55,934

INVESTOR CONTACT:

Jesse Baumgartner

Stern Investor Relations, Inc.

212-362-1200

Jesse@sternir.com

MEDIA CONTACT:

Tony Plohoros

6 Degrees

908-591-2839

Tplohoros@6degreesPR.com